EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces First Quarter Earnings With Net Loss of ($2.0 Million), or ($0.23) Per Diluted Common Share as a Result of Increase in Provision for Loan Losses and Loan Charge-Offs

HOUSTON, April 22, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the first quarter of 2009.

First Quarter Highlights

 * Net loss of ($2.0 million) for the first quarter of 2009 compared with net income of $2.2 million for the first quarter in 2008 and net loss of ($4.7 million) for the fourth quarter of 2008.
 * Diluted loss per common share for first quarter of 2009 was ($0.23)
   compared with diluted earnings per common share of $0.21 for the first quarter of 2008 and diluted loss per common share of ($0.44)
   for fourth quarter of 2008. (Diluted loss per common share for first quarter of 2009 includes preferred stock dividend.)
 * Provision for loan losses for the first quarter of 2009 was $7.3 million compared with $1.6 million in the first quarter of 2008 and
   $11.8 million in the fourth quarter of 2008.  Higher provision for the first quarter of 2009 was the result of an increase in net charge-offs.
 * Allowance for loan losses was 1.81% of total loans at March 31, 2009 compared with 1.80% at December 31 2008.
 * Net nonperforming assets to total assets at March 31, 2009 was 3.67%
   compared with 3.53% at December 31, 2008.
 * Capital remains strong with a total risk-based capital ratio of approximately 13.09% at March 31, 2009 compared with 10.17% at
   December 31, 2008. The capital ratios of MetroBank, N.A. and Metro
   United Bank were above the well capitalized level at March 31, 2009.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "During the first quarter of 2009, the twin challenges of managing the market risk and provisioning against the impact of the volatile economy continued during the first quarter of 2009. The Company's Board of Directors and management team are tackling the head wind from both a long-term and short-term perspective. The recent appointment of Dr. Frank Li, a seasoned risk management professional, to the Board of Directors was part of the Board's long-term strategy to enhance the Company's risk management resources in an effort to mitigate cyclical market risks. From a short-term perspective, management is working aggressively to scrutinize problem credits, determine sufficient provisions, and write down loans when collateral values decline.

"Although, we are encouraged to see a slight reduction of nonperforming assets in the California market during the first quarter, the economic cycle in Texas lags behind California and has prevented the same results from being realized in Texas. The negative results in the Texas market were mainly due to three components: (i) an updated appraisal, lower than the initial appraisal, that was received during the beginning of the second quarter on a medical real estate loan in Dallas, which was subsequently foreclosed on in April 2009, (ii) delays in closing of two special asset workout projects totaling approximately $6.5 million that were anticipated to be completed during the first quarter and (iii) the addition of a $7.4 million multi-loan commercial and residential relationship to nonperforming loans. At this point we believe that the $7.4 million multi-loan relationship has sufficient collateral to cover our exposure for the overall relationship.

"The appraised value of the medical real estate in Dallas was reduced substantially mainly due to a much longer projected workout period for a medical building in the current weak economic environment, as well as the lack of valid comparable properties. The outstanding loan balance was $13 million, of which $10 million is with MetroBank and is $3 million with Metro United Bank. Based upon the recent appraisal, the Company has taken total write downs of $6 million. On the other hand, the related $3 million accounts receivable loan to the same borrower was paid down substantially and is expected to be paid off in the second quarter of 2009.

"We continue to make progress with expense control, especially in terms of full-time equivalent employee ("FTE") reductions as a result of process improvements. FTE's declined from 336 at the end of first quarter 2008 to 309 as of the end of first quarter 2009. Our net interest income remained solid compared with fourth quarter 2008. We anticipate that 2009 will be a challenging year but we expect management's decisions made during fourth quarter 2008 and first quarter 2009 will put the Company on a stronger platform as we navigate through the year."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended March 31, 2009 was $12.8 million, down $1.2 million or 8.6% compared with $14.0 million for the same period in 2008. The decrease in net interest income for the three months ended March 31, 2009 compared to the same period in 2008 was due primarily to lower loan yields, an increase in nonperforming assets, and the reversal of loan interest income for nonaccrual loans during the first quarter of 2009. Interest rate cuts by the Federal Reserve since December 31, 2007 caused the prime rate to decrease by 4% to 3.25%, which resulted in a decrease in the net interest margin for the three months ended March 31, 2009 compared with the same period in 2008. On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended March 31, 2009 was down $1.2 million or 8.7% compared with $14.0 million for the period ended December 31, 2008.

The net interest margin for the three months ended March 31, 2009 was 3.44%, down 65 basis points compared with 4.09% for the same period in 2008. For the three months ended March 31, 2009 compared with the same period in 2008, the yield on average earning assets decreased 150 basis points, and the cost of average earning assets decreased 85 basis points. On a linked-quarter basis, the net interest margin for the three months ended March 31, 2009 was down 28 basis points compared with 3.72% for the three months ended December 31, 2008. The yield on average earning assets decreased 40 basis points, and the cost of average earning assets decreased 12 basis points.

Interest income for the three months ended March 31, 2009 was $21.7 million, down $3.4 million or 13.4% compared with $25.1 million for the same period in 2008. The decrease in interest income for the three months ended March 31, 2009 compared to the same period in 2008 was due primarily to lower loan yields, an increase in nonperforming assets, and the reversal of loan interest income for nonaccrual loans during the first quarter of 2009. Average earning assets grew 9.8% for the first quarter of 2009 compared with the same period in 2008. Average total loans increased 10.4% to $1.34 billion in the first quarter of 2009 compared with $1.22 billion for the first quarter of 2008. The yield on average earning assets for the first quarter of 2009 was 5.83% compared with 7.33% for the first quarter of 2008.

Interest expense for the three months ended March 31, 2009 was $8.9 million, down $2.2 million or 19.5% compared with $11.1 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.12 billion for the first quarter of 2009 compared with $980.9 million for the first quarter of 2008, an increase of 14.3%. The cost of interest-bearing deposits for the first quarter of 2009 was 2.93% compared with 3.96% for the first quarter of 2008. Average other borrowings, consisting primarily of borrowings from the FHLB but excluding junior subordinated debentures, were $63.8 million for the first quarter of 2009 compared with $113.6 million for the first quarter of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth. The cost of other borrowings for the first quarter of 2009 was 1.86% compared with 3.14% for the first quarter of 2008.

Noninterest income and expense

Noninterest income for the three months ended March 31, 2009 was $1.9 million, down $199,000 or 9.3% compared with the same period in 2008. The decrease for the three months ended March 31, 2009 was primarily due to a decline in service fees, partially offset by an increase in other noninterest income that was the result of rental income received on other real estate property and an increase in the cash value of bank owned life insurance.

Noninterest expense for the three months ended March 31, 2009 was $10.6 million, a decrease of $392,000 or 3.6% compared with the same period in 2008. Decreases in salaries and employee benefit expenses further described below were partially offset by increases in expenses related to foreclosed assets and an other-than-temporary impairment ("OTTI") charge of $240,000 realized on various private label securities.

Salaries and employee benefits expense for the three months ended March 31, 2009 was $5.4 million, a decrease of $1.1 million compared with $6.5 million for the same period in 2008, primarily due to a reduction in the number of employees and decreases in amount of bonus accrual, employee health care benefits, stock-based compensation expense and severance expenses. The number of full-time equivalent employees at March 31, 2009 was 309, a decrease of 27 or 8.0% compared with 336 at March 31, 2008.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

                                 March 31,   December 31,  March 31,
                                    2009         2008         2008
                                -------------------------------------
                                       (dollars in thousands)
 Allowance for Loan Losses
 -------------------------
 Balance at beginning of quarter$    24,235  $    15,723  $    13,125

 Provision for loan losses for
  quarter                             7,287       11,846        1,584
 Net charge-offs for quarter         (7,364)      (3,334)        (121)
                                -----------  -----------  -----------
 Balance at end of quarter      $    24,158  $    24,235  $    14,588
                                ===========  ===========  ===========

 Total loans                    $ 1,335,856  $ 1,346,048  $ 1,242,264
 Allowance for loan losses to
  total loans                          1.81%        1.80%        1.17%
 Net charge-offs to total loans        0.55%        0.25%        0.01%

The provision for loan losses for the three months ended March 31, 2009 was $7.3 million, an increase of $5.7 million compared with $1.6 million for the same period in 2008. The increase was primarily due to higher net charge-offs for the first quarter of 2009. The allowance for loan losses as a percent of total loans was 1.81% at March 31, 2009 and 1.80% at December 31, 2008, and increased compared with 1.17% at March 31, 2008.

Net charge-offs for the three months ended March 31, 2009 were $7.4 million or 0.55% of total loans compared with net charge-offs of $121,000 or 0.01% of total loans for the three months ended March 31, 2008. The charge-offs primarily consisted of $5.8 million in loans from Texas and $1.7 million in loans from California, partially offset by recoveries of $45,000. The largest charge-off was a partial charge-off of approximately $6.0 million related to a medical real estate loan originated in Texas in which both banks have an interest.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

                                   As of        As of        As of
                                 March 31,   December 31,   March 31,
                                    2009         2008         2008
                                -----------  -----------  -----------
                                       (dollars in thousands)
 Nonperforming Assets
 --------------------
 Nonaccrual loans               $    52,753     $ 48,239     $  9,264
 Accruing loans 90 days or more
  past due                               --          103          131
 Troubled debt restructurings         1,062        4,474           --
 Other real estate                    8,561        4,825        1,264
                                -----------  -----------  -----------
     Total nonperforming assets      62,376       57,641       10,659

 Less nonperforming loans
  guaranteed by the SBA,
  Ex-Im Bank, or the OCCGF           (2,883)      (1,843)      (2,467)
                                -----------  -----------  -----------
     Net nonperforming assets   $    59,493  $    55,798     $  8,192
                                ===========  ===========  ===========

 Net nonperforming assets to
  total assets                         3.67%        3.53%        0.54%

Total nonperforming assets increased $4.7 million to $62.4 million at March 31, 2009 compared with $57.6 million at December 31, 2008. The increase consists primarily of $5.9 million in nonperforming assets from Texas partially offset by a $1.2 million decrease in nonperforming assets from California. The majority of the increase in Texas is composed of a $3.9 million commercial land tract loan, a $7.4 million multi-loan commercial and residential relationship, and other loans totaling $3.1 million. These increases in Texas were partially offset by charge-offs, sales of other real estate and payments received on nonperforming loans totaling $8.5 million. The $1.2 million decrease in nonperforming assets in California is comprised of $2.9 million in payments received on nonperforming loans and in charge-offs, which were partially offset by the addition of a $1.2 million hotel property and other loans totaling $545,000.

On a linked-quarter basis, other real estate ("ORE") increased by approximately $3.7 million compared with December 31, 2008. The increase was comprised of four loans in Texas, a single-family property, a restaurant, and two commercial land properties. Additionally, one $1.0 million property was transferred to ORE and sold during the quarter at a gain.

Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at March 31, 2009 were $59.5 million compared with $55.8 million at December 31, 2008. Approximately $48.6 million of the nonaccrual loans are collateralized by real estate, which represented 92.1% of total nonaccrual loans at March 31, 2009. Future deterioration in the loan portfolio is possible, and management is continuing its risk assessment and resolution program.

Management conference call. On Thursday, April 23, 2009, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2009 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2009, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (9) the incurrence and possible impairment of goodwill associated with an acquisition; and (10) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

                     MetroCorp Bancshares, Inc.
               (In thousands, except share amounts)
                           (Unaudited)

                                              March 31,   December 31,
                                                 2009         2008
 Consolidated Balance Sheets                 -----------  -----------
 ---------------------------

               Assets

 Cash and due from banks                     $    22,563  $    26,383
 Federal funds sold and other investments         70,773       11,718
                                             -----------  -----------
     Total cash and cash equivalents              93,336       38,101
 Securities - available-for-sale, at
  fair value                                      97,178      102,104
 Securities - held to maturity, at cost
  (fair value $1,057 at March 31, 2009)            1,057           --
 Other investments                                23,485       29,220
 Loans, net of allowance for loan losses
  of $24,158 and $24,235 respectively          1,311,698    1,321,813
 Accrued interest receivable                       5,546        5,946
 Premises and equipment, net                       6,912        7,368
 Goodwill                                         21,827       21,827
 Core deposit intangibles                            461          506
 Customers' liability on acceptances              11,092        8,012
 Foreclosed assets, net                            8,562        4,825
 Cash value of bank owned life insurance          27,434       27,090
 Other assets                                     13,419       13,426
                                             -----------  -----------
   Total assets                              $ 1,622,007  $ 1,580,238
                                             ===========  ===========

   Liabilities and Shareholders' Equity

 Deposits:
   Noninterest-bearing                       $   212,567  $   204,107
   Interest-bearing                            1,163,395    1,065,046
                                             -----------  -----------
     Total deposits                            1,375,962    1,269,153
 Junior subordinated debentures                   36,083       36,083
 Other borrowings                                 29,447      139,046
 Accrued interest payable                          1,443        1,279
 Acceptances outstanding                          11,092        8,012
 Other liabilities                                 5,390        7,506
                                             -----------  -----------
   Total liabilities                           1,459,417    1,461,079
 Commitments and contingencies                        --           --
 Shareholders' Equity:
   Preferred stock, $1.00 par value,
    2,000,000 shares authorized; 45,000
    shares issued and outstanding                 44,612           --
   Common stock, $1.00 par value, 50,000,000
    shares authorized; 10,994,965 shares
    issued; 10,898,211 shares and 10,885,081
    shares outstanding at March 31, 2009 and
    December 31, 2008 respectively                10,995       10,995
    Additional paid-in-capital                    29,011       28,222
    Retained earnings                             79,337       82,311
    Accumulated other comprehensive income
     (loss)                                          (70)        (910)
    Treasury stock, at cost                       (1,295)      (1,459)
                                             -----------  -----------
     Total shareholders' equity                  162,590      119,159
                                             -----------  -----------
     Total liabilities and shareholders'
      equity                                 $ 1,622,007  $ 1,580,238
                                             ===========  ===========

 Nonperforming Assets and Asset Quality Ratios
 ---------------------------------------------
 Nonaccrual loans                            $    52,753  $    48,239
 Accruing loans 90 days or more past due              --          103
 Troubled debt restructurings                      1,062        4,474
 Other real estate ("ORE")                         8,561        4,825
                                             -----------  -----------
 Total nonperforming assets                       62,376       57,641
 Less nonperforming loans guaranteed by
  the SBA, Ex-Im Bank, or the OCCGF               (2,883)      (1,843)
                                             -----------  -----------
 Net nonperforming assets                    $    59,493  $    55,798
                                             ===========  ===========

 Net nonperforming assets to total assets           3.67%        3.53%
 Net nonperforming assets to total loans
  and ORE                                           4.43%        4.13%
 Allowance for loan losses to total loans           1.81%        1.80%
 Allowance for loan losses to net
  nonperforming loans                              47.43%       47.54%
 Net charge-offs to total loans                     0.55%        0.41%
 Net charge-offs                             $     7,364  $     5,539
 Total loans to total deposits                     97.09%      106.06%

                MetroCorp Bancshares, Inc.
         (In thousands, except per share amounts)
                        (Unaudited)

                                               For the three months
                                                  ended March 31
                                             ------------------------
                                                 2009         2008
                                             -----------  -----------
 Average Balance Sheet Data
 --------------------------
 Total assets                                $ 1,604,989  $ 1,470,463
 Securities                                      101,445      134,048
 Total loans                                   1,342,104    1,215,736
 Allowance for loan losses                       (23,691)     (13,933)
 Net loans                                     1,318,413    1,201,803
 Total interest-earning assets                 1,510,839    1,375,371
 Total deposits                                1,328,225    1,180,747
 Other borrowings and junior
  subordinated debt                               99,905      149,681
 Total shareholders' equity                      159,274      119,660

 Income Statement Data
 ---------------------
 Interest income:
   Loans                                     $    20,390  $    23,400
   Securities:
     Taxable                                       1,084        1,372
     Tax-exempt                                       48           73
   Federal funds sold and other investments          187          224
                                             -----------  -----------
       Total interest income                      21,709       25,069
 Interest expense:
   Time deposits                                   5,865        7,601
   Demand and savings deposits                     2,234        2,065
   Other borrowings                                  812        1,408
                                             -----------  -----------
       Total interest expense                      8,911       11,074
 Net interest income                              12,798       13,995
 Provision for loan losses                         7,287        1,584
                                             -----------  -----------
 Net interest income after provision for
  loan losses                                      5,511       12,411
 Noninterest income:
   Service fees                                    1,089        1,243
   Other loan-related fees                           132          181
   Letters of credit commissions and fees            255          267
   Gain on sale of securities, net                    --           24
   Gain on sale of loans, net                         --           51
   Other noninterest income                          454          363
                                             -----------  -----------
       Total noninterest income                    1,930        2,129
 Noninterest expense:
   Salaries and employee benefits                  5,388        6,486
   Occupancy and equipment                         1,992        1,959
   Foreclosed assets, net                            423           57
   Impairment on securities                          240           --
   Other noninterest expense                       2,528        2,461
                                             -----------  -----------
       Total noninterest expense                  10,571       10,963
 Income (loss) before provision for
  income taxes                                    (3,130)       3,577
 Provision (benefit) for income taxes             (1,096)       1,342
                                             -----------  -----------
 Net income (loss)                           $    (2,034) $     2,235
                                             ===========  ===========

 Dividends - preferred stock                        (469)          --
                                             -----------  -----------
 Net income (loss) applicable to
  common stock                               $    (2,503) $     2,235
                                             ===========  ===========

 Per Share Data
 --------------
 Earnings (loss) per share - basic           $     (0.23) $      0.21
 Earnings (loss) per share - diluted               (0.23)        0.21
 Weighted average shares outstanding:
   Basic                                          10,875       10,811
   Diluted                                        10,885       10,897
 Dividends per common share                  $      0.04  $      0.04

 Performance Ratio Data
 ----------------------
 Return on average assets                         (0.51)%        0.61%
 Return on average shareholders' equity           (5.18)%        7.51%
 Net interest margin                                3.44%        4.09%
 Efficiency ratio (1)                              70.15%       67.99%
 Equity to assets (average)                         9.92%        8.14%

 (1) Calculated by dividing total noninterest expense, excluding loan loss provisions and impairment on securities, by net interest income plus noninterest income

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
          David Choi, EVP/Chief Financial Officer
          (713) 776-3876